Exhibit 10.11.b

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made between Stereotaxis, Inc. (“Stereotaxis”), including its divisions, subsidiaries, parent and affiliated corporations, their successors and assigns (individually and collectively “Stereotaxis”) and Kevin Shifrin (“Employee”).

WHEREAS, Stereotaxis and Employee desire to terminate their employment relationship and settle all legal rights and obligations resulting from Employee’s employment with Stereotaxis.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Separation Date. Employee’s employment with Stereotaxis will terminate effective December 31, 2008.

2.	In consideration for Employee’s execution of this Severance Agreement and Release, Stereotaxis agrees as follows:

(a)	Severance. Employee will receive 26 weeks of base pay in the amount of $5,192.31 per week as severance, for a total payment of $135,000, less deductions required by law. Employee’s severance will payable in accordance with Stereotaxis’ normal payroll dates and will commence once the revocation period set forth in paragraph 6(e) has elapsed without Employee revoking this Release.

(b)	Additional Payment. Employee will receive an additional lump sum payment in the amount of $100,000 to be paid on first the regularly scheduled payroll date after this agreement has been executed and the revocation period has passed.

(c)	Vacation. Employee will be paid $4,475.77, less deductions required by law, as full and complete payment of all remaining vacation hours and personal time earned but not used by Employee’s Separation Date.

(d)	Insurance. Stereotaxis will permit Employee to exercise Employee’s COBRA conversion privileges as provided by law, effective January 1, 2009. Stereotaxis will pay the cost under COBRA for continuing Employee’s group medical and dental insurance from January 1, 2009 through July 2, 2009, provided Employee’s regular monthly contribution is made by deduction from the severance payment. Thereafter, Employee shall be responsible to pay the cost to continue Employee’s group medical insurance under COBRA.

3.	The parties agree that the compensation and benefits described above provided Employee by Stereotaxis represents additional compensation and benefits to which Employee would not be entitled absent this Agreement. The parties further agree that the compensation and benefits described above constitute the total understanding of all compensation and benefits payable by Stereotaxis to Employee with regard to Employee’s employment by Stereotaxis and the termination thereof, and that no other compensation, commissions, bonuses, benefits or payments of any kind will be paid other than the amounts set forth above.

4.	Employee hereby waives and releases Stereotaxis, its subsidiaries, related, parent and affiliated corporations and business entities, their successors and assigns, and their past and present officers, directors, shareholders, employees and agents (“the Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, since the beginning of time through the date of this Agreement, including, but not limited to, any claim Employee may have under any agreements which Employee may have with any of the Released Parties, any claims that arose as a consequence of Employee’s employment by Stereotaxis, or arising out of the termination of the employment relationship, or arising out of any acts committed or omitted during or after the existence of the employment relationship through the date of this Agreement. Such release and waiver of claims will include, but shall not be limited to, those claims which were, could have been, or could be the subject of an internal grievance or appeal procedure or an administrative or judicial proceeding filed either by Employee or on Employee’s behalf under any federal, state or local law or regulation, any claim of discrimination under any state or federal statute, regulation or ordinance including, but not limited to Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Older Worker Benefit Protection Act, the Missouri Human Rights Act, City of St. Louis Ordinance 62710, any other federal, state or local law, ordinance or regulation regarding employment, discrimination in employment or termination of employment, any claims for breach of contract, wrongful termination, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, or any other actions at common law, in contract or tort, all claims for lost wages, bonuses, commissions, benefits, expenses, severance, service letter, re-employment, compensatory or punitive damages, attorney’s fees, and all claims for any other type of legal or equitable relief. Employee further waives all rights to future employment with Stereotaxis and agrees not to apply for employment with Stereotaxis.

This Release does not affect any vested rights Employee may have under any retirement plan of Stereotaxis.

5.	Employee covenants not to sue Stereotaxis or any other party released herein with respect to any claim released pursuant to this Agreement.

6.	By execution of this document, Employee expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.:

(a)	Employee acknowledges that Employee’s waiver of rights or claims refers to rights or claims arising under the Age Discrimination in Employment Act of 1967, is in writing and is understood by Employee;

(b)	Employee expressly understands that by execution of this document, Employee does not waive any rights or claims that may arise after the date the waiver is executed;

(c)	Employee acknowledges that the waiver of Employee’s rights or claims arising under the Age Discrimination in Employment Act is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Employee is entitled;

(d)	Employee acknowledges that Stereotaxis expressly advised Employee to consult an attorney of Employee’s choosing prior to executing this document and that Employee has been given a period of not less than forty-five (45) days within which to consider this Agreement;

(e)	Employee acknowledges that Employee has been advised by Stereotaxis that Employee is entitled to revoke (in the event Employee executes this document) Employee’s waiver of rights or claims arising under the Age Discrimination in Employment Act within seven (7) days after executing this document by notifying Stereotaxis in writing at: Stereotaxis, 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attn: Dave Giffin that Employee intends to revoke this waiver and that said waiver will not and does not become effective or enforceable until the seven (7) day period has expired. Employee agrees that payment of monies due under this executed and unrevoked waiver shall not be payable until the seven (7) day revocation period has expired and Employee has not revoked this waiver;

(f)	Employee further understands that this Agreement is requested in connection with an exit incentive or other employment termination program and acknowledges receipt of a written description of the class, unit, or group of employees covered by such program, as well as the job titles and ages of all employees eligible or selected for the program and the ages of all employees in the same job titles not eligible or selected for the program.

7.	Employee agrees that the terms and provisions of this Agreement and the fact and amount of consideration paid pursuant to this Agreement, shall at all times remain confidential and not be disclosed to anyone not a party to this Agreement, other than (1) to the extent disclosure is required by law, or (2) to Employee’s spouse, or (3) to Employee’s attorneys, accountant and tax advisors who have a need to know in order to render Employee professional advice or service. Employee agrees to ensure said individuals maintain such confidentiality.

8.	Employee agrees not to in any way disparage Employer nor make or solicit any comments, statements, or the like to the media or to any third party that may be considered to be derogatory or detrimental to the good name and/or business reputation of Employer, including its directors, officers, employees, agents, representatives and customers.

9.	Employee agrees to promptly return to Stereotaxis any and all electronic media files, company keys, company vehicles, credit cards, equipment, documents, papers, records, notes, memoranda, plans, files, and other records containing information concerning Stereotaxis or its employees, customers, or operations.

10.	Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law or to be contrary to law, and whenever there is any conflict between any provision of this Agreement and any present or future statute, law, government regulation or ordinance contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement affected shall be curtailed and restricted only to the extent necessary to bring them within legal requirements.

11.	The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Stereotaxis or anyone released hereby, of any liability, error, violation or omission.

12.	This Agreement shall be governed by, and construed and interpreted according to, the laws of the State of Missouri and whenever possible, each provision herein shall be interpreted in such manner as to be effective or valid under applicable law.

13.	The parties acknowledge this Agreement constitutes the entire agreement between them superceding all prior written and oral agreements or understandings between the parties, with the exception that Employee shall continue to be bound by any confidentiality and/or non-competition agreement executed by Employee with Stereotaxis.

14.	The parties hereto agree that this Agreement may not be modified, altered or changed except by written agreement signed by the parties hereto.

15.	Employee acknowledges Employee has read this Agreement, that Employee has had a reasonable amount of time to consider its terms, that the only consideration for Employee signing this Agreement are the terms stated above, that no other promise, agreement, statement or representation of any kind has been made to Employee by any person or entity to cause Employee to sign this Agreement, that Employee is competent to execute this Agreement, that Employee has had an adequate opportunity to discuss this Agreement with an attorney and Employee has done so or has voluntarily elected not to do so, that Employee fully understands the meaning and intent of this Agreement and that Employee is voluntarily executing it of Employee’s own free will.

AGREED TO AND ACCEPTED:

/s/ Kevin Shifrin
Kevin Shifrin

STATE OF ARIZONA

COUNTY OF MARICOPA

COMES NOW Kevin Shifrin, who states to me that he/she has read and understands the foregoing Agreement and agrees to and accepts its terns and conditions as a free act of his/her own volition.

Subscribed and sworn to before me this 9 day of January, 2009.

/s/ Steven J. Moog
Notary Public

My Commission Expires:

STEREOTAXIS:

By:	/s/ David Giffin

Date:	1/14/09

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